Exhibit 99.1

NEWS BULLETIN	DDi Corp.
1220 Simon Circle
Anaheim, CA 92806
NASDAQ: DDIC

For Further Information:

Mikel H. Williams	Andrew Greenebaum / Kimberly Esterkin
Chief Executive Officer	Addo Communications
(310) 829-5400
Wayne Slomsky	andrewg@addocommunications.com
Interim Chief Financial Officer	kimberlye@addocommunications.com
(714) 688-7200

DDi Corp. Announces Third Quarter 2011 Results

ANAHEIM, Calif., October 25, 2011 — DDi Corp. (NASDAQ: DDIC), a leading provider of time-critical, technologically advanced electronic interconnect design, engineering and manufacturing services, today reported financial results for the third quarter ended September 30, 2011.

Third Quarter 2011 Highlights:

•	Net sales and bookings of $66.2 million and $65.2 million, respectively, a 0.98 book-to-bill ratio

•	Military/Aerospace net sales increase 12% sequentially, to 35% of total net sales

•	Net income of $5.2 million, or $0.25 per fully diluted share

•	Adjusted EBITDA of $8.7 million

•	Paid dividend of $0.10 per share of common stock on September 30, 2011

•	Increased cash and working capital to $28.4 million and $59.8 million, respectively

Mikel Williams, President and Chief Executive Officer of DDi Corp. stated, “During the third quarter we continued to execute for both our customers and shareholders, despite the softer demand environment in the industry. While our top line was flat sequentially, our continued profitability and cash flows enabled us to invest in our technical capabilities while also strengthening our financial position and returning value to our shareholders with continued cash dividends. We remain focused on our operational and financial discipline while delivering differentiated technology and service to our customers. Further, we are in solid position to exploit acquisition opportunities that may present themselves as we go forward.”

Third Quarter Results

Net sales for the third quarter of 2011 were $66.2 million, flat sequentially, and a decrease of 4.0% from the third quarter of 2010.

DDi Corp. Third Quarter 2011 Earnings Results

Gross profit margin for the third quarter of 2011 decreased to 21.0% from 21.8% in the second quarter of 2011 and declined from 22.5% in the third quarter of 2010. The sequential decline and the year over year decline reflect continued pressure from rising manufacturing input costs, including gold and copper, both of which have recently demonstrated market price reductions that may lead to input cost relief in future periods.

Operating income in the third quarter of 2011 was $5.2 million compared to $5.5 million in the second quarter of 2011 and $6.7 million in the third quarter of 2010.

Adjusted EBITDA for the third quarter of 2011 was $8.7 million representing a decrease from $9.0 million in the second quarter of 2011 and $9.4 million in the third quarter of 2010. Reconciliations of this non-GAAP measure are provided after the GAAP unaudited condensed consolidated financial statements below.

Net income and fully diluted earnings per share in the third quarter of 2011 were $5.2 million and $0.25, up slightly from $5.0 million and $0.24 in the second quarter of 2011 and a decline from $6.5 million, or $0.31 per share in the third quarter of 2010.

Third Quarter Balance Sheet and Liquidity

As of September 30, 2011, DDi increased our cash and cash equivalents by $2.8 million to $28.4 million and net working capital to $59.8 million, after cash dividends of $2.0 million and capital expenditures of $3.4 million.

Quarterly Dividend

The Company paid a dividend of $0.10 per share of common stock on September 30, 2011. Further, on October 11, 2011 the Company declared the fourth quarter 2011 dividend of $0.10 per share payable on December 30 to shareholders of record on December 15. This marks the seventh consecutive quarterly dividend and reflects the Company’s continued focus on returning value to its shareholders.

Conference Call and Webcast

A conference call with simultaneous webcast to discuss third quarter 2011 financial results will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific. Participants may access the call by dialing (877) 941-2068 (domestic) or (480) 629-9712 (international). In addition, the call is being webcast and can be accessed at the Company’s web site: www.ddiglobal.com/investor. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A telephone replay of the conference call will be available through November 9, 2011 by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference ID 4476676. An online replay of the webcast will be available at www.ddiglobal.com/investor under “Financial Calendar.” For more information, visit www.ddiglobal.com.

About DDi

DDi is a leading provider of time-critical, technologically advanced electronic interconnect design, engineering and manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.

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DDi Corp. Third Quarter 2011 Earnings Results

Non-GAAP Financial Measures

This release includes ‘adjusted EBITDA’, a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures, provide useful information to the Company, investors and other users of the financial statements and other financial information in identifying and understanding operating performance for a given level of net sales and business trends. Management believes that adjusted EBITDA is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and other non-cash, non-recurring or unusual items. This financial measure is commonly used in the Company’s industry. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA to GAAP financial information in the attached Schedule of Non-GAAP reconciliations.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. The Company cautions that while it makes such statements in good faith and it believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, it cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include changes in general economic conditions in the markets in which it may compete and fluctuations in demand in the electronics industry; the Company’s ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; currency exchange rate fluctuations; integration of acquired operations; international operations; compliance with environmental regulations; potential impacts of natural disasters on the electronics industry and the Company’s supply chain; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

DDi Corp. Third Quarter 2011 Earnings Results

DDi Corp.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

	Qtr. Ended Sep. 30, 2011	Qtr. Ended Sep. 30, 2010	Qtr. Ended Jun. 30, 2011
Net sales	$66,175	$68,988	$66,224
Cost of goods sold	52,267	53,450	51,781

Gross profit	13,908	15,538	14,443
	21.0%	22.5%	21.8%
Operating expenses:
Sales and marketing	4,142	4,330	4,284
General and administrative	3,968	4,250	3,846
Amortization of intangible assets	190	190	190
Restructuring and other related charges	392	48	623

Operating income	5,216	6,720	5,500
Interest and other expense, net	110	152	449

Income before income taxes	5,106	6,568	5,051
Income tax expense (benefit)	(46)	69	100

Net income	$5,152	$6,499	$4,951

Net income per share:
Basic	$0.25	$0.33	$0.24
Diluted	$0.25	$0.31	$0.24
Dividends declared per share:	$0.10	$0.06	$0.10
Weighted-average shares used in per share computations:
Basic	20,317	19,916	20,302
Diluted	20,845	20,671	21,005

DDi Corp. Third Quarter 2011 Earnings Results

DDi Corp.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

	9 Mo. Ended Sep. 30, 2011	% of Net Sales	9 Mo. Ended Sep. 30, 2010	% of Net Sales
Net sales	$198,858		$202,035
Cost of goods sold	156,355		157,196

Gross profit	42,503	21.4%	44,839	22.2%
Operating expenses:
Sales and marketing	13,064	6.6%	13,131	6.5%
General and administrative	11,773	5.9%	12,463	6.2%
Amortization of intangible assets	570	0.3%	570	0.3%
Restructuring and other related charges	1,015	0.5%	338	0.2%

Operating income	16,081	8.1%	18,337	9.1%
Interest and other expense, net	855	0.4%	1,252	0.6%

Income before income taxes	15,226	7.7%	17,085	8.5%
Income tax expense	119	0.1%	790	0.4%

Net income	$15,107	7.6%	$16,295	8.1%

Net income per share:
Basic	$0.74		$0.82
Diluted	$0.72		$0.80
Dividends declared per share:	$0.30		$0.12
Weighted-average shares used in per share computations:
Basic	20,282		19,868
Diluted	21,013		20,396

DDi Corp. Third Quarter 2011 Earnings Results

DDi Corp.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	Sep. 30, 2011	Dec. 31, 2010
Assets
Current assets:
Cash and cash equivalents	$28,436	$28,347
Accounts receivable, net	40,799	40,821
Inventories	23,854	20,970
Prepaid expenses and other	2,778	1,889

Total current assets	95,867	92,027
Property, plant and equipment, net	43,089	42,605
Intangible assets, net	44	614
Goodwill	3,664	3,664
Other assets	888	954

Total assets	$143,552	$139,864

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$22,663	$25,137
Accrued expenses and other current liabilities	12,225	14,113
Current portion of long term debt	1,209	1,751

Total current liabilities	36,097	41,001
Long term debt	8,783	9,704
Other long-term liabilities	416	527

Total liabilities	45,296	51,232

Stockholders’ equity:
Common stock, additional paid-in-capital, and treasury stock	224,200	228,881
Accumulated other comprehensive income	261	1,063
Accumulated deficit	(126,205)	(141,312)

Total stockholders’ equity	98,256	88,632

Total liabilities and stockholders’ equity	$143,552	$139,864

DDi Corp. Third Quarter 2011 Earnings Results

DDi Corp.

Unaudited Schedule of Non-GAAP Reconciliations

(In thousands)

	Qtr. Ended Sep. 30, 2011	Qtr. Ended Sep. 30, 2010	Qtr. Ended Jun. 30, 2011

Adjusted EBITDA:
GAAP net income	$5,152	$6,499	$4,951
Add back:
Interest and other expense, net	110	152	449
Income tax expense (benefit)	(46)	69	100
Depreciation	2,541	2,138	2,341
Amortization of intangible assets	190	190	190
Non-cash compensation	355	352	306
Restructuring and other related charges	392	48	623

Adjusted EBITDA	$8,694	$9,448	$8,960

	9 Mo. Ended Sep. 30, 2011	9 Mo. Ended Sep. 30, 2010

Adjusted EBITDA:
GAAP net income	$15,107	$16,295
Add back:
Interest and other expense, net	855	1,252
Income tax expense	119	790
Depreciation	7,021	6,501
Amortization of intangible assets	570	570
Non-cash compensation	931	1,041
Non-recurring Coretec acquisition costs	—	850
Restructuring and other related charges	1,015	338

Adjusted EBITDA	$25,618	$27,637